EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made as of August 14, 2000, between DESIGNS, INC., a Delaware corporation with an office at 66 B Street, Needham, Massachusetts, 02494 (the "Company"), and Dennis Hernreich (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

         1.       EMPLOYMENT

                  The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Senior Vice President and Chief Financial Officer of the Company.

         2.       TERM

                  The term of employment under this Agreement shall begin on September 4, 2000 (the "Employment Date") and shall continue for a period of one
(1) year from that date, subject to prior termination in accordance with the terms hereof. Upon the expiration of the Executive's initial one (1) year term of employment, the Company has the option to extend the term of this Agreement for an additional one (1) year, under the terms and conditions set forth herein.

         3.       COMPENSATION

                  (a) As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an annual base salary of $225,000.

                  (b) If the Company does not exercise its option to extend the term of this Agreement for additional one (1) year as provided in Section 2 above, the Company will pay Executive one half of his annual base salary, in equal biweekly payments over a six month period commencing on the expiration of the initial term of employment. This Subsection shall not apply if Executive is terminated pursuant to Section 8 of this Agreement.


                  (c) In addition to the annual base salary, Executive may receive a discretionary annual bonus of up to forty-five percent (45%) of his annual base salary (the "Discretionary Bonus"), depending on the performance of the Company. The Compensation Committee of the Board of Directors shall determine, in its sole discretion, the amount of any bonus to be paid to Executive. Executive will receive a prepayment of the Discretionary Bonus in the amount $1,250 per month. Any Discretionary Bonus that the Compensation Committee determines shall be paid to Executive shall be reduced by the amount of any prepayments made to Executive.

                  (d) The Company will pay Executive the total amount of $30,000 for moving costs associated with Executive's relocation to the Boston, Massachusetts metropolitan area. ("Boston"). However, if the Executive resigns his position with the Company during the term of this Agreement, Executive shall reimburse to the Company the $30,000 payment within thirty
(30) days after the effective date of his resignation.

                  (e) The Executive must permanently relocate to Boston on or before April 4, 2001. The Company will reimburse the Executive's reasonable air fare related to his travel (round trip coach air fare with fourteen day advance purchase only) between Boston and Pittsburgh, Pa. (which shall be limited to two (2) trips per month) and provide Executive with temporary living quarters in Boston. The Company's obligation to reimburse Executive for the reasonable air fare and provide temporary living quarters as set forth in this Subsection shall cease upon the earlier of (a) the date the Executive permanently relocates to Boston or (b) April 4, 2001. If Executive resigns his position with the Company during the term of this Agreement, Executive shall reimburse to the Company the costs of any and all air fare and expenses for temporary living quarters paid by the Company within thirty
(30) days after the effective date of his resignation.

          4.            OPTIONS

                  The Company shall grant to the Executive 60,000 options under the Company's 1992 Stock Incentive Plan, which are exercisable at a purchase price per share equal to the closing price of the Common Stock on September 4, 2000. The options will vest pro rata over a three (3) years period commencing on the Employment Date, with one third of the total vesting and becoming exercisable on each of the first, second and third anniversaries of the Employment Date. In addition, the Executive must execute a standard Stock Option Agreement, which sets the terms and conditions for the Executive's options. The stock options must be exercised by September 4, 2010 or they shall become null and void.

         5.       EXPENSES

                  The Company shall pay or reimburse Executive, in accordance with the Company's policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses, which may be incurred or paid by Executive in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

         6.       OTHER BENEFITS

                  (a) Executive shall be entitled to such vacations and to participate in and receive any other benefits customarily provided by the Company to its senior management (including any profit sharing, pension, 401(k), short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Compensation Committee of the Board of Directors.

                  (b) The Company will, during the term of Executive's employment hereunder, provide Executive with an automobile for his use in performing his employment duties and obligations hereunder. If the Company provides an automobile, the Company shall pay for the costs of insurance, repairs and maintenance. If the Company does not provide Executive with an automobile, the Company will pay an automobile allowance to Executive in the total amount of $600.00 per month. In that event, Executive shall pay and be responsible for all insurance, repairs and maintenance costs associated with operating that automobile. In either case, Executive is responsible for his gasoline, unless the gasoline expense is reimbursable under the Company's policies and procedures.

         7.       DUTIES

                    (a) Executive shall perform such duties and functions as the Board of Directors of the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Board of Directors. If requested, Executive shall serve as a corporate officer and or director of the Company without further compensation.

                   (b) At the request of the Board of Directors, Executive shall serve, without further compensation, as an executive officer, corporate officer and/or director of any subsidiary or affiliate of the Company and, in the performance of such duties, Executive shall comply with the directives and policies of the Board of Directors of each such subsidiary or affiliate.

               (c) During the term of this Agreement, Executive shall devote substantially all of his time and attention, vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties. Executive shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding anything herein to the contrary, and subject to the foregoing, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder and do not violate Section 10 hereof.

              (d) The principal location at which the Executive shall perform his duties hereunder shall be at the Company's offices in Needham, Massachusetts or at such other location as may be designated from time to time by the Board of Directors of the Company. Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Executive recognizes that such duties may involve travel.

         8.       TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION

                  (a) Executive's employment hereunder may be terminated at any time:

                           (i) upon the  determination  by the Board of
Directors that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) upon thirty (30) days' prior written notice to Executive;or

                           (ii) upon   the   determination   by  the   Board
of   Directors that there is justifiable cause (as hereinafter defined) for such termination upon ten (10) days' prior written notice to Executive.

                  (b) Executive's employment shall terminate upon:

                           (i)  the death of Executive; or

                           (ii) the "disability" of Executive (as hereinafter
defined in Subsection (c) herein) pursuant to Subsection (g) hereof.

                  (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of two (2) consecutive months or for a total of four (4) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors of the Company after examination of Executive by an independent physician reasonably acceptable to Executive.

                  (d) For the purposes hereof, the term "justifiable cause" shall mean: any repeated willful failure or refusal to perform any of the duties pursuant to this Agreement where such conduct shall not have ceased within 5 days following written warning from the Company; Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or affiliates or which constitutes a felony in the jurisdiction involved; Executive's performance of any act or his failure to act, as to which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries or affiliates, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; any unauthorized disclosure by Executive to any person, firm or corporation other than the Company, its subsidiaries or affiliates and their respective directors, officers and employees (or other persons fulfilling similar functions), of any confidential information or trade secret of the Company or any of its subsidiaries or affiliates; any attempt by Executive to secure any personal profit in connection with the business of the Company or any of its subsidiaries and affiliates; or the engaging by Executive in any business other than the business of the Company and its subsidiaries and affiliates which unreasonably interferes with the performance of his duties hereunder. Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 5 hereof as have been accrued through the date of his termination of employment.


                  (b) If the Company terminates this Agreement without "justifiable cause" as provided in Subsection 8 (a)(i) above, the Company shall pay Executive the greater of: (i) the base salary for the remaining term of this Agreement or (ii) an amount equal to one half of Executive's annual base salary. However, if Executive is employed or retained, as an employee, independent contractor, consultant or in any other capacity ("New Employment") during the time he receives payment under this Subsection or Subsection 3 (b), the Company is entitled to a credit for all sums paid or earned by Executive during this period of time. The Executive must make a good faith effort to find New Employment and mitigate the amount of money to be paid by the Company to Executive under this Subsection or Subsection 3(b). The Company will pay any amount due and owing under 8 (a)(i) and 8(a)(ii) above in accordance with the payment schedule in 3(a), until paid in full.

                  (f) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 5 as have been accrued through the date of his death.

                  (g) Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his base salary and reimbursement of expenses pursuant to Section 5 as provided herein until he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 6 hereof. Any termination pursuant to this Subsection (g) shall be effective on the later of (i) the date 30 days after which Executive shall have received written notice of the Company's election to terminate or (ii) the date he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 6 hereof.

                  (h) Upon the resignation of Executive in any capacity, that resignation will be deemed to be a resignation from all offices and positions that Executive holds with respect to the Company and any of its subsidiaries and affiliates.

         9.       REPRESENTATION AND AGREEMENTS OF EXECUTIVE

                  (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

                  (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

                  (c) Executive represents and warrants that he has never been convicted of a felony and he has not been convicted or incarcerated for a misdemeanor within the past five years, other than a first conviction for drunkenness, simple assault, speeding, minor traffic violations, affray, or disturbance of the peace.

                  (d) Executive represents and warrants that he has never been a party to any judicial or administrative proceeding that resulted in a judgement, decree, or final order (i) enjoining him from future violations of, or prohibiting any violations of any federal or state securities law, or (ii) finding any violations of any federal or state securities law.

                  (e) Executive represents and warrants that he has never been accused of any impropriety in connection with any employment;

                  (f) Executive represents and warrants that he is currently licensed as a Certified Public Accountant and that no state department of accountancy has every suspended, revoke or terminated his license.

Any breach of any of the above representations and warranties is "justifiable cause" for termination under Section 8 of this Agreement.

         10.      NON-COMPETITION

                  (a) Executive agrees that during his employment by the Company and during the one year period following the termination of Executive's employment hereunder (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which is competitive with products or services of the Company or any of its subsidiaries and affiliates, in any geographic area in the United States of America and Puerto Rico where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries and affiliates was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, during the Non-Competitive Period, directly or indirectly, request or cause any suppliers or customers with whom the Company or any of its subsidiaries and affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries and affiliates or solicit, hire, interfere with or entice from the Company any employee (or former employee) of the Company.

                  (b) If any portion of the restrictions set forth in this
Section 10 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

                  (c) Executive acknowledges that the Company conducts business throughout the Eastern portion of United States (all states east of the Mississippi River and Missouri) and Puerto Rico, that its sales and marketing prospects are for continued expansion throughout the United States and therefore, the territorial and time limitations set forth in this Section 10 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

                  (d) The existence of any claim or cause of action by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

         11.      INVENTIONS AND DISCOVERIES

                  (a) Upon execution of this Agreement and thereafter, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all existing and future developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and Methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries and affiliates, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries and affiliates known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

                  (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and at any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $250 per day (or portion thereof), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the termination of this Agreement.

         12.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                  (a) Executive shall not, during the term of this Agreement or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants), as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors of the Company), to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries and affiliates, the directors of the Company or its subsidiaries and affiliates, any supplier or customer of the Company or any of their subsidiaries and affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which becomes publicly available other than pursuant to a breach of this Section 12(a) by Executive.

                  (b) All information and documents relating to the Company and its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Executive's possession or control shall be returned and left with the Company.

         13.      SPECIFIC PERFORMANCE

                  Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11 or 12 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

         14.      AMENDMENT OR ALTERATION

                  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

         15.      GOVERNING LAW

                  This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

         16.      SEVERABILITY

                  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

         17.      NOTICES

                  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

         18.      WAIVER OR BREACH

                  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.



         19.      ENTIRE AGREEMENT AND BINDING EFFECT

                  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns.



         20.      SURVIVAL.

                  Except as otherwise expressly provided herein, the termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 5, 8, 10, 11, 12 and 13 hereof.

         21.      ARBITRATION

                       If any dispute arises between the parties that they cannot settle, the parties agree to submit the dispute to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and both parties agree to be bound by the arbitration award.

         22.      FURTHER ASSURANCES

                The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         23.      HEADINGS

                  The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

         24.      COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.





         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.


                                         DESIGNS, INC.

                                         By: /s/ DAVID A. LEVIN
                                             ------------------
                                         Its:     CEO/PRESIDENT



                                            /s/ DENNIS R. HERNREICH
                                            -----------------------
                                            Dennis Hernreich